Exhibit 99


                      FOR IMMEDIATE RELEASE


CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000


           FINANCIAL FEDERAL REPORTS OUTCOME OF SENIOR
                 CONVERTIBLE DEBENTURES OFFERING
                 -------------------------------

NEW YORK, NY: April 19, 2004 - Financial Federal Corporation ("FIF" - NYSE) announced details of its April 5, 2004 offering of senior convertible debentures. The Company issued $175 million of debentures due 2034 with a 2.0% fixed annual interest rate. The debentures were awarded an investment grade credit rating of 'BBB' by Fitch Ratings, Inc. with a positive outlook. The Company received net proceeds of $170.6 million from the offering. The Company repurchased 1.5 million shares of its common stock with $50.0 million of the net proceeds and advanced the remaining $120.6 million to its wholly-owned, major operating subsidiary. The subsidiary used the proceeds to repay existing debt.

The debentures are convertible into 4.0 million shares of the Company's common stock at the conversion price of $44.10. The conversion price represents a 32.5% premium over the April 5, 2004 closing price of the common stock of $33.28 per share. Conversion of the debentures is limited to the occurrence of certain events, including the requirement that the price of the Company's common stock must exceed $57.33, 130% of the conversion price, for a certain period (the "conversion price contingency"). The Company can redeem the debentures for their principal amount on or after April 20, 2009 and holders can require the Company to repurchase debentures on April 15, 2009 and on each five-year anniversary thereof.

Steven F. Groth, Chief Financial Officer, commented: "We are very pleased with the success of the offering. Its initial size was increased by more than 50%. The offering increased liquidity, lengthened debt maturities and further diversified our funding sources."

Additionally, the buyback of shares, which increased our leverage to 3.7 to 1 from 3.0 to 1, will be accretive to earnings per share. The 4.0 million convertible shares will not be included in the computation of diluted earnings per share unless the conversion price contingency requirement is met or another conversion event occurs."


This document contains forward-looking statements which are subject to factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Please refer to the Company's most recent Forms 10-K and 10-Q filed with the Securities and Exchange Commission that identify such factors and uncertainties.


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for manufacturers, dealers and end users nationwide.
For additional information, please visit the Company's website at www.financialfederal.com.



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